Exhibit 99.1

FOR IMMEDIATE RELEASE:

Audience Completes Acquisition of Sensor Platforms

MOUNTAIN VIEW, CA – July 11, 2014 – Audience, Inc. (NASDAQ: ADNC), today announced that it has completed its acquisition of Sensor Platforms, Inc. Sensor Platforms develops software and algorithms that interpret sensor data to enable broad context awareness on smartphones, wearables and other smart devices.

Audience believes the combination of its Advanced Voice and Multisensory Processing with Sensor Platforms’ technology places the combined company in a unique position to deliver compelling solutions based on the fusion of voice and motion. Joining these technologies will help transform the way consumers engage with devices, by enabling seamless natural user experiences, always-on sensor fusion, and context-aware services. With the close of the acquisition, the Sensor Platforms’ team is now part of Audience.

For more information about Audience products go here.

Transaction Details

Sensor Platforms, a venture capital backed firm, was based in San Jose, CA. The acquisition was completed on July 11, 2014 for consideration of $41 million of cash. In connection with the acquisition and in accordance with NASDAQ Marketplace Rule 5635(c), Audience assumed restricted stock units (RSUs) granted to each continuing employee of Sensor Platforms, upon the closing of the acquisition, for an aggregate of 208,630 shares of common stock. These RSUs were granted outside of the existing Audience stock plans and without stockholder approval pursuant to NASDAQ Marketplace Rule 5635(c)(4) with the following terms: 150,147 of the granted RSUs will vest over three years; and 58,483 of the RSUs will vest over four years, in either case subject to continued service with Audience or any subsidiary of Audience. Audience also assumed the Sensor Platforms 2004 Stock Option Plan, pursuant to which it may make future inducement grants.

About Audience

Audience, the leader in advanced voice, is pioneering multisensory processing and natural user experiences for consumer devices. Its technologies, based on auditory neuroscience, improve the mobile voice experience, as

Audience Completes Acquisition of Sensor Platforms

well as enhance speech-based services and audio quality for multimedia. In early 2014, the Company announced its expansion into multisensory and motion processing. Through the combination of Advanced Voice and multisensory processing, Audience aims to transform the way consumers engage with devices by enabling seamless natural user experiences and context-aware services. The Company’s products have been shipped in more than 400 million devices worldwide. For more information, see www.audience.com.

Cautionary Note Concerning Forward-Looking Statements

Statements in the press release, including the combined company’s products which are not historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as believe, expect, may, will, provide, could and should and the negative of these terms or other similar expressions. Our actual results could differ materially from those we anticipate as a result of various factors, including: our success in integrating and retaining the Sensor Platforms’ personnel, our success in developing products with technology from Sensor Platforms and Audience’s existing technology platform, customer and end user demand for multisensory processing and contextual awareness, and competition. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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ADNC-F

For more information, contact:

Media and Industry Analysts

Diane Vanasse

Audience, Inc.

408-242-0027

dvanasse@audience.com

Investors
The Blueshirt Group
Suzanne Schmidt	or	Melanie Solomon
415-217-4962		415-217-4964
suzanne@blueshirtgroup.com		melanie@blueshirtgroup.com